Exhibit 99.1

Adverum Biotechnologies Reports Second Quarter 2025 Financial Results and Provides Pipeline Highlights

–ARTEMIS Phase 3 trial enrollment exceeding expectations; driven by strong retina specialist and patient enthusiasm for a potential One And Done™ therapy for wet AMD
–ARTEMIS enrollment completion expected in 1Q 2026, with topline data anticipated 1H 2027
–LUNA 2-year long-term follow-up data planned in 4Q 2025
–Announced $10 million private placement with Frazier Life Sciences

REDWOOD CITY, Calif., August 12, 2025 -- Adverum Biotechnologies, Inc. (Nasdaq: ADVM), a clinical-stage company pioneering the use of gene therapy to preserve sight for life in highly prevalent ocular diseases, today reported financial results for the second quarter of 2025. The company also provided pipeline highlights and anticipated milestones.
“We are thrilled to report excellent progress in the ARTEMIS Phase 3 trial, with enrollment driven by robust interest from retina specialists and patients. We are well ahead of schedule, and momentum continues to build, with the number of screened and randomized patients surpassing our projections. This progress, along with increasing recognition of Ixo-vec’s potential as a best-in-class therapy, supports our active and ongoing partnering discussions. We are also excited about the recent vote of confidence from Frazier Life Sciences, one of our largest investors.
“Additionally, a recent survey of nearly 1,000 retina specialists revealed that nearly 50% view gene therapy as the most exciting advancement in the wet AMD field—far surpassing TKIs. Despite this enthusiasm, current market valuations continue to underappreciate gene therapy’s transformative potential, highlighting a real disconnect between clinical excitement and investor sentiment. This remarkable enthusiasm for ocular gene therapy, the only modality potentially addressing the unmet need for longer acting wet AMD treatment, and a potential One And Done™ therapy, underscores the unique potential for broad adoption and significant value inflection.
“Later this year, we plan to present two-year follow-up data from LUNA. We expect these long-term results will continue to build our growing dataset supporting the potential for Ixo-vec to offer lifelong, best-in-class therapy for wet AMD with a favorable long-term safety profile. We believe Ixo-vec, if approved, will provide retina specialists and their wet AMD patients with a compelling opportunity for a One And DoneTM wet AMD treatment,” stated Laurent Fischer, M.D., president and chief executive officer of Adverum Biotechnologies.”
Ixo-vec Program Highlights
–Driven by retina specialist and patient enthusiasm for a potential One And Done™ intravitreal gene therapy, site activation and enrollment in the ARTEMIS Phase 3 study have exceeded initial expectations.
◦Enrollment in ARTEMIS is expected to be completed in the first quarter of 2026, with topline data expected in the first half of 2027.

◦AQUARIUS, the second Phase 3 study, is anticipated to initiate in the fourth quarter of 2025, pending funding availability.
–Long-term follow-up from the LUNA Phase 2 study continues, with two-year data expected to be presented in the fourth quarter of 2025.
–As reported, the American Society of Retina Specialists recently voted gene therapy as the most exciting pipeline treatment for wet AMD.
◦Of the almost 1,000 retina specialists surveyed, almost half selected gene therapy as the upcoming treatment they’re most enthusiastic about, more than the next three categories combined and, importantly, more than double the next category, tyrosine kinase inhibitors (TKIs). This aligns with retina specialists’ view that longer-duration therapies remain the largest unmet need in wet AMD.
–In a separate survey conducted during the Clinical Trials at the Summit 2025 meeting, over half of 40 world-leading retina specialists identified gene therapies as the class of investigational treatments expected to offer the greatest patient benefit in ophthalmology, citing durability in managing wet AMD. By comparison, only about 18% selected TKIs.
Private Placement with Frazier Life Sciences
–Adverum announced that it has agreed to sell approximately $10 million of its common stock and pre-funded warrants in lieu thereof to Frazier Life Sciences in a private investment in public equity ("PIPE") financing at a purchase price of $2.24 per share or $2.2399 per pre-funded warrant, representing the closing price on August 11, 2025. The pre-funded warrants will have an exercise price of $0.0001 per share of common stock.
–The PIPE is expected to close on August 12, 2025, subject to customary closing conditions. There was no placement agent associated with this offering.
Upcoming Anticipated Milestones
–4Q 2025    Present Phase 2 LUNA two-year long-term follow-up data
–4Q 2025    Initiate AQUARIUS Phase 3 trial, pending funding availability
–1Q 2026    Complete enrollment in the ARTEMIS Phase 3 trial
–1H 2027    Announce topline data from the ARTEMIS Phase 3 trial
Financial Results for the Three Months Ended June 30, 2025
•Cash, cash equivalents and short-term investments were $44.4 million as of June 30, 2025, compared to $125.7 million as of December 31, 2024. Adverum expects its cash, cash equivalents and short-term investments to fund operations into the fourth quarter of 2025.
•Research and development expenses were $37.1 million for the three months ended June 30, 2025, compared to $17.1 million for the same period in 2024. Research and development expenses increased due to higher clinical trial expenses and higher personnel related costs, both driven by the ARTEMIS Phase 3 clinical trial. Stock-based compensation expense included in research and development expenses was $1.1 million for the second quarter of 2025.

•General and administrative expenses were $12.7 million for the three months ended June 30, 2025, compared to $15.8 million for the same period in 2024. General and administrative expenses were lower due to lower facilities expenses driven by sublease loss in prior year and lower personnel related costs driven by lower stock-based compensation expense. Stock-based compensation expense included in general and administrative expenses was $1.3 million for the second quarter of 2025.
•Net loss was $49.2 million, or $2.34 per basic and diluted share, for the three months ended June 30, 2025, compared to $30.5 million, or $1.46 per basic and diluted share for the same period in 2024.
About Ixo-vec in Wet AMD
Adverum is developing ixoberogene soroparvovec (Ixo-vec, formerly referred to as ADVM-022), its clinical-stage gene therapy product candidate, for the treatment of wet AMD. Ixo-vec utilizes a proprietary vector capsid, AAV.7m8, carrying an aflibercept coding sequence under the control of a proprietary expression cassette. Unlike other ophthalmic gene therapies that require surgery to administer the gene therapy under the retina (sub-retinal approach), Ixo-vec is designed to be administered as a one-time IVT injection in the physician’s office, deliver long-term efficacy, reduce the burden of frequent anti-VEGF, optimize patient compliance and improve vision outcomes for patients with wet AMD. In recognition of the need for new treatment options for wet AMD, FDA granted Fast Track and Regenerative Medicine Advanced Therapy (RMAT) designations for Ixo-vec for the treatment of wet AMD. Ixo-vec has also received PRIME designation from the EMA and the Innovation Passport from the United Kingdom’s Medicines and Healthcare Products Regulatory Agency for the treatment of wet AMD.
About Adverum Biotechnologies
Adverum Biotechnologies (NASDAQ: ADVM) is a clinical-stage company that aims to establish gene therapy as a new standard of care for highly prevalent ocular diseases with the aspiration of developing functional cures to restore vision and prevent blindness. Leveraging the capabilities of its proprietary intravitreal platform, Adverum is developing durable, single-administration therapies, designed to be delivered in physicians’ offices, to eliminate the need for frequent ocular injections to treat these diseases. Adverum is evaluating its novel gene therapy candidate, ixoberogene soroparvovec (Ixo-vec, formerly referred to as ADVM-022), as a one-time, IVT injection for patients with neovascular or wet age-related macular degeneration. Additionally, by overcoming the challenges associated with current treatment paradigms for debilitating ocular diseases, Adverum aspires to transform the standard of care, preserve vision, and create a profound societal impact around the globe. For more information, please visit www.adverum.com.
Forward-looking Statements
Statements contained in this press release regarding events or results that may occur in the future are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to statements regarding: the therapeutic and commercial potential of Ixo-vec, including its potential to be One-And-Done therapy for wet AMD patients; increasing recognition of Ixo-vec’s potential as a best-in-class therapy; gene therapy as the only modality potentially addressing the unmet need for longer acting wet AMD treatment; plans and milestones related to Adverum’s product candidates, including the planned initiation of the global AQUARIUS Phase 3 trial; presentation of LUNA Phase 2 two-year long-term follow-up data; and completion of the enrollment and announcement of the topline data results from the ARTEMIS Phase 3 trial; Adverum’s cash sufficiency and runway; Adverum’s active and ongoing partnering discussions; the unique potential for broad adoption and significant value inflection; and other statements that are not a historical fact. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, including risks inherent to, without limitation: Adverum’s novel technology, which makes it difficult to predict the timing of commencement and completion of clinical trials; regulatory uncertainties; enrollment uncertainties; the results of early clinical trials not always being predictive of future clinical trials and results; the potential for future complications or side effects in connection with use of Ixo-vec; Adverum’s ability to continue as a going concern and improve its financial position; and risks associated with market conditions. Additional risks and uncertainties facing Adverum are set forth under the caption “Risk Factors” and elsewhere in Adverum’s Securities and Exchange Commission (SEC) filings and reports, including Adverum’s most recent Annual Report on Form 10‑K filed with the SEC on April 15, 2025 and subsequent filings with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Adverum undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.
Corporate & Investor Inquiries:
Adverum Investor Relations
Email: ir@adverum.com

Media:
Jason Awe, Ph.D.
Executive Director, Corporate Communications
Email: jawe@adverum.com

Adverum Biotechnologies, Inc.
Selected Consolidated Balance Sheet Data
(In thousands)
	June 30,	December 31,
	2025	2024
	(Unaudited)	(1)
Cash and cash equivalents, and marketable securities	$44,397	$125,691
Total assets	96,179	179,841
Total current liabilities	31,356	22,898
Total stockholders' (deficit) equity	(20,219)	70,714

(1) Derived from Adverum’s annual audited consolidated financial statements.

Adverum Biotechnologies, Inc.
Condensed Consolidated Statements of Operations
(In thousands except per share data)
	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
	(Unaudited)

Operating expenses:
Research and development	37,125	17,097	65,872	32,507
General and administrative	12,730	15,807	32,204	29,596
Total operating expenses	49,855	32,904	98,076	62,103
Operating loss	(49,855)	(32,904)	(98,076)	(62,103)
Other income, net	664	2,406	1,866	4,458
Net loss	(49,191)	(30,498)	$(96,210)	$(57,645)
Net loss per share — basic and diluted	$(2.34)	$(1.46)	$(4.59)	$(3.08)
Weighted-average common shares outstanding - basic and diluted	21,010	20,852	20,974	18,713